THIS WARRANT HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES ACT, AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR QUALIFICATION OR AN EXEMPTION THEREFROM UNDER THE SECURITIES ACT OR ANY SUCH STATE SECURITIES LAWS WHICH MAY BE APPLICABLE.

No. W-1

WARRANT TO PURCHASE

SHARES OF COMMON STOCK

OF

VARSITY GROUP INC.

THIS IS TO CERTIFY that, for value received and subject to the provisions hereinafter set forth,

VGI FINANCIAL CORP.,
A DELAWARE CORPORATION

or assigns,

is entitled to purchase from Varsity Group Inc., a Delaware corporation (the "Company"), at any time after the date hereof until the earlier of (i) 5:00 P.M. (Chicago time) on February 22, 2011 or (ii) the consummation of a Sale of the Company (the "Expiration Date"), that number of shares of Common Stock equal to the Warrant Shares, at an initial exercise price equal to $0.20 per share of Common Stock (as adjusted pursuant to this Warrant, the "Exercise Price"), subject to the terms, provisions and conditions hereinafter set forth. In the event of any proposed Sale of the Company, the Company shall mail notice thereof in the manner provided in Section 15 to the Holder of this Warrant and shall not consummate such Sale of the Company until the expiration of 10 business days from the date of mailing of the aforesaid notice and, in any such case, the Holder of this Warrant may exercise the purchase rights with respect to this Warrant within 10 business days from the date of mailing such notice and all rights herein granted not so exercised within such 10-business day period shall thereafter become null and void.

This Warrant is issued pursuant to that certain Amended and Restated Revolving Line of Credit Loan Agreement and Security Agreement dated February 22, 2008, by and among the Company, Campus Outfitters Group, LLC, VarsityBooks.com, LLC and VGI Financial Corp. (as amended, modified and supplemented from time to time, the "Loan Agreement"). The Warrant is not a secured obligation under the Loan Agreement.

The terms that are capitalized herein shall have the meanings specified in Section 11 hereof, unless the context shall otherwise require.

  EXERCISE OF WARRANT.

The rights represented by this Warrant may be exercised in whole or in part at any time on or prior to the Expiration Date by delivery of the following to the Company at its address set forth in this Warrant (or at such other address as it may designate by notice in writing to the Holder):

      an executed Notice of Exercise in the form attached hereto;

      payment of the aggregate Exercise Price in respect of the Warrant Shares as to which this Warrant is being exercised either (i) in cash or by wire transfer of immediately available funds or (ii) by cancellation of indebtedness of the Company to the Holder or persons affiliated with the Holder;

      this Warrant; and

      an executed investor questionnaire in customary form and reasonably satisfactory to the Company establishing that the Holder satisfies the requirements of Regulation D promulgated under the Securities Act of 1933, as amended, with respect to potential investors and any similar requirements under applicable state securities laws.

Upon the exercise of this Warrant, a certificate or certificates for the Warrant Shares so purchased, registered in the name of the Holder or its Affiliates, if the Holder so designates, shall be issued and delivered to the Holder within three Business Days after this Warrant shall have been so exercised. The Company shall pay all reasonable expenses, taxes and other charges payable in connection with the preparation, execution and delivery of stock certificates pursuant to this Section 1, regardless of the name or names in which such stock certificates shall be registered. In the event that this Warrant is being exercised for less than all of the then-current number of Warrant Shares purchasable hereunder, the Company shall, concurrently with the issuance by the Company of the number of Warrant Shares for which this Warrant is then being exercised, issue a new Warrant exercisable for the remaining number of Warrant Shares purchasable hereunder. Furthermore, in the event that the Holder surrenders a promissory note or notes for payment of the Exercise Price pursuant to Section 1(b)(ii) and such Exercise Price is less than the total amount of indebtedness under such promissory note(s), the Company shall, concurrently with the issuance of the Warrant Shares, issue a promissory note for the balance of the indebtedness on the same terms and conditions as the original promissory note(s).

The Person in whose name any certificate or certificates for Warrant Shares are to be issued upon exercise of this Warrant shall be deemed to have become the holder of record of such shares of Common Stock on the date on which this Warrant was surrendered and payment of the Exercise Price was made, irrespective of the date of delivery of such certificate or certificates, except that, if the date of such surrender and payment is a date when the stock transfer books of the Company are closed, such Person shall be deemed to have become the holder of such shares of Common Stock at the close of business on the next succeeding date on which the stock transfer books are open.

Notwithstanding any provisions herein to the contrary, if the Current Market Price of one Warrant Share is greater than the Exercise Price (at the date of calculation as set forth below), in lieu of exercising this Warrant by payment of cash, the Holder may elect to receive Warrant Shares equal to the value (as determined below) of this Warrant (or the portion thereof being canceled) by surrender of this Warrant at the principal office of the Company together with the properly endorsed Notice of Exercise in which event the Company shall issue to the Holder a number of Warrant Shares computed using the following formula:

X = Y (A - B)

A

Where X = the number of Warrant Shares to be issued to the Holder

Y = the number of Warrant Shares purchasable under the Warrant or, if only a portion of the Warrant is being exercised, that portion of the Warrant being canceled (at the date of such calculation)

A = the Current Market Price of one Warrant Share (at the date of such calculation)

B = the Exercise Price (as adjusted to the date of such calculation)

Notwithstanding any other provision of this Warrant, if an exercise of any portion of this Warrant is to be made in connection with a Major Capital Event or a Sale of the Company, then the exercise of any portion of this Warrant may, at the election of the Holder of this Warrant, be conditioned upon the consummation of the Major Capital Event or the Sale of the Company, as the case may be, in which case such exercise shall not be deemed to be effective until the concurrent consummation of such transaction.

  RESERVATION.

  Unless the Majority Holders shall have otherwise consented in writing, the Company will at all times prior to the Expiration Date reserve and keep available such number of authorized shares of its Common Stock solely for the purpose of issue upon the exercise of the rights represented by this Warrant as may at any time be issuable (based upon the number of shares of Common Stock outstanding at any such time) upon the exercise of this Warrant and such shares issuable upon the exercise of this Warrant shall at no time have an aggregate par value which is in excess of the aggregate Exercise Price.

  CALCULATIONS AND ADJUSTMENTS.

  The Exercise Price and the Warrant Shares shall be adjusted from time to time as hereinafter set forth:

    Warrant Price Reduction. Notwithstanding the foregoing, (a) in the event that any Advances under the Loan remain outstanding as of the 45th day following the date hereof, the Exercise Price shall be reduced by 20% per share of Common Stock, and (b) in the event that any Advances under the Loan remain outstanding as of the 75th day following the date hereof, the Exercise Price shall be reduced an additional 20% per share of Common Stock (i.e., 40% of the Exercise Price as of the date hereof). The reduction of the Exercise Price provided for in this Section 3.1 shall be in addition to any further adjustments of the Exercise Price provided for in the other provisions of this Section 3.
    Stock Dividends, Subdivisions and Combinations. In case after the date hereof the Company shall:

      declare or pay any dividend payable in, or make any other distribution of, Common Stock, or subdivide its outstanding shares of Common Stock into a larger number of shares of Common Stock, or combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock,

    then the Exercise Price shall be adjusted to that price determined by multiplying the Exercise Price in effect immediately prior to such event by a fraction (i) the numerator of which shall be the total number of outstanding shares of Common Stock of the Company immediately prior to such event, and (ii) the denominator of which shall be the total number of outstanding shares of Common Stock of the Company immediately after such event.

    Issuance of Additional Shares of Common Stock. In case after the date hereof the Company shall (except as hereinafter provided) issue any Additional Shares of Common Stock for a consideration less than the Current Market Price per share, then the Exercise Price upon each such issuance shall be adjusted to that price determined by multiplying the Exercise Price in effect immediately prior to such event by a fraction:

      the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to the issuance of such Additional Shares of Common Stock plus the number of full shares of Common Stock which the aggregate consideration for the total number of such Additional Shares of Common Stock so issued would purchase at the Current Market Price per share, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to the issuance of such Additional Shares of Common Stock plus the number of such Additional Shares of Common Stock so issued.

    The provisions of this Section 3.3 shall not apply to any Additional Shares of Common Stock which are distributed to holders of Common Stock as a stock dividend or subdivision, for which an adjustment is provided for under Section 3.2. No adjustment of the Exercise Price shall be made under this Section 3.3 upon the issuance of any Additional Shares of Common Stock which are issued pursuant to the exercise of any warrants, options or other subscription or purchase rights or pursuant to the exercise of any conversion or exchange rights in any Convertible Securities, if any such adjustment shall not have been required or previously have been made upon the issuance of such warrants, options or other subscription or purchase rights or upon the issuance of such Convertible Securities (or upon the issuance of any warrants or other rights therefor) pursuant to Section 3.4 as measured on the date of issuance.

    Issuance of Warrants, Options or Other Rights, Convertible Securities. In case the Company shall issue any warrants, options or other rights to subscribe for or purchase any Additional Shares of Common Stock or issue Convertible Securities and the consideration per share for which Additional Shares of Common Stock may at any time thereafter be issuable pursuant to such warrants, options or other rights or pursuant to the terms of such Convertible Securities shall be less than the Current Market Price per share, then the Exercise Price shall be adjusted as provided in Section 3.3 above on the basis that:

      the maximum number of Additional Shares of Common Stock issuable pursuant to all such warrants, options or other rights or necessary to effect the conversion or exchange of all such Convertible Securities shall be deemed to have been issued as of the date of actual issuance of such warrants, options, other rights or Convertible Securities, and the aggregate consideration for such maximum number of Additional Shares of Common Stock shall be deemed to be the minimum consideration received and receivable by the Company for the issuance of such Additional Shares of Common Stock pursuant to such warrants, options or other rights or pursuant to the terms of such Convertible Securities.

    No adjustment of the Exercise Price shall be made under this Section 3.4 upon the issuance of any Convertible Securities which are issued pursuant to the exercise of any warrants, options or other subscription or purchase rights therefore, to the extent such adjustment shall previously have been made upon the issuance (or was not required upon such issuance) of such warrants, options or other rights pursuant to this Section 3.4.

    Other Provisions Applicable to Adjustments under this Section. The following provisions shall be applicable to the making of adjustments in the Exercise Price hereinbefore provided in this Section 3:

      Computation of Consideration. To the extent that any Additional Shares of Common Stock or any Convertible Securities or any warrants, options or other rights to subscribe for or purchase any Additional Shares of Common Stock or any Convertible Securities shall be issued for cash consideration, the consideration received by the Company therefore shall be deemed to be the amount of the cash received by the Company therefore, or, if such Additional Shares of Common Stock or Convertible Securities or warrants, options or other rights are offered by the Company for subscription, the subscription price. To the extent that such issuance shall be for a consideration other than cash, then, except as herein otherwise expressly provided, the amount of such consideration shall be deemed to be the fair value of such consideration at the time of such issuance as determined in good faith by the Board of Directors of the Company, subject to Section 3.10(b). The consideration for any Additional Shares of Common Stock issuable pursuant to any warrants, options or other rights to subscribe for or purchase the same shall be the consideration received by the Company for issuing such warrants, options or other rights plus the additional consideration, if any, payable to the Company upon the exercise of such warrants, options or other rights. The consideration for any Additional Shares of Common Stock issuable pursuant to the terms of any Convertible Securities shall be the consideration received by the Company for issuing any warrants, options or other rights to subscribe for or purchase such Convertible Securities plus the consideration paid or payable to the Company in respect of the subscription for or purchase of such Convertible Securities plus the additional consideration, if any, payable to the Company upon the exercise of the right of conversion or exchange of such Convertible Securities. In case of the issuance at any time of any Additional Shares of Common Stock or Convertible Securities in payment or satisfaction of any dividend upon any class of equity securities other than Common Stock, the Company shall be deemed to have received for such Additional Shares of Common Stock or Convertible Securities a consideration equal to the amount of such dividend so paid or satisfied.

      Readjustment of Exercise Price. Upon expiration of the right of conversion or exchange of any Convertible Securities, or upon the expiration of any rights, options or warrants, or upon the termination of any firm contract or commitment for the issuance of such rights, options, warrants or Convertible Securities, or upon any increase in the minimum consideration receivable by the Company for the issuance of Additional Shares of Common Stock pursuant to such Convertible Securities, rights, options or warrants, if any such Convertible Securities shall not have been converted or exchanged, or if any such rights, options or warrants shall not have been exercised, the number of shares of Common Stock deemed to be issued and outstanding by reason of the fact that they were issuable upon conversion or exchange of any such Convertible Securities or upon exercise of any such rights, options or warrants shall no longer be computed as set forth above, and the Exercise Price shall forthwith be readjusted and thereafter be the price which it would have been (but reflecting any other adjustments in the Exercise Price made pursuant to the provisions of this Section 3 after the issuance of such Convertible Securities, rights, options or warrants) had the adjustment of the Exercise Price made upon the issuance or sale of such Convertible Securities or the issuance of such rights, options or warrants been made on the basis of the issuance only of the number of Additional Shares of Common Stock actually issued upon conversion or exchange of such Convertible Securities or upon the exercise of such rights, options or warrants, or upon the basis of such increased minimum consideration, as the case may be.

    Payments to Holders in Connection With Certain Dividends. In the event that the Company declares a dividend upon the Common Stock, other than a dividend payable in Common Stock, warrants, options, rights or Convertible Securities, then at the option of each Holder:

      the Company shall pay over to the Holder of each Warrant, on the dividend payment date, the cash, stock or other securities and other property which the Holder of Warrants would have received if such Holder had exercised such Warrants in full to purchase Common Stock and had been the record holder of such Common Stock on the date on which a record is taken for the purpose of such dividend, or, if a record is not taken, the date as of which the holders of Common Stock of record entitled to such dividend are to be determined; or

      in the case of a dividend consisting of stock or securities (other than Common Stock, warrants, options, rights or Convertible Securities) or other property (except cash) distributable to holders of Common Stock, lawful and adequate provisions shall be made whereby each Holder of Warrants shall thereafter have the right to purchase and/or receive, on the terms and conditions specified in this Warrant and in addition to the Warrant Shares purchasable immediately prior to the declaration of such dividend, such shares of stock, securities or property as are distributable with respect to outstanding shares of Common Stock equal to the number of Warrant Shares purchasable immediately prior to such declaration, to the end that the provisions hereof (including without limitation provisions for adjustments of the number of shares receivable upon exercise) shall thereafter be applicable, as nearly as may be, in relation to such shares of stock, securities or property.

    For the purposes of this paragraph, "dividend" shall mean any distribution to the holders of Common Stock as such.

    Minimum Adjustment. Except as hereinafter provided, no adjustment of the Exercise Price pursuant to Sections 3.2 through 3.6 shall be made if such adjustment results in a change of the Exercise Price then in effect of less than 0.01%. Any adjustment of less than 0.01% shall be carried forward and shall be made at the time of and together with any subsequent adjustment which, together with the adjustment or adjustments so carried forward, amounts to 0.01% or more of the Exercise Price then in effect. However, upon the exercise of this Warrant, the Company shall make all necessary adjustments not theretofore made to the Exercise Price up to and including the date upon which this Warrant is exercised.

    [Reserved]

    No Avoidance. The Company shall not by any action including, without limitation, amending its charter, any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate to protect the rights of the Holder against impairment. Without limiting the generality of the foregoing, the Company (a) will not permit the par value of any Warrant Shares issuable upon exercise of this Warrant to be greater than the amount payable therefor upon such exercise, (b) will take all such action as may be necessary or appropriate in order that the Company may validly issue fully paid and nonassessable Warrant Shares, (c) will obtain and maintain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction as may be necessary to enable the Company to perform its obligations under this Warrant, (d) will not issue any capital stock or enter into any agreement, the terms of which would have the effect, directly or indirectly, of preventing the Company from honoring its obligations hereunder and (e) will not amend or modify any term, condition or provision of its charter or by-laws (or of any related agreement, document or instrument) in a manner which is, or could reasonably be expected to be, materially adverse to the interests of any holder of Warrants and/or Warrant Shares. The Company shall indemnify, save and hold harmless the Holder of this Warrant and any Warrant Shares from and against any and all liability, loss, cost, damage, reasonable attorneys' and accountants' fees and expenses, court costs and all other out-of-pocket expenses reasonably incurred by such Holder in connection with enforcing any of the terms hereof if the Holder is the prevailing party in such enforcement action.

    Notice of Adjustments; Objection.

      Whenever the Exercise Price or number of Warrant Shares shall be adjusted pursuant to Sections 3.2 through 3.9, the Company shall promptly prepare a certificate signed by the President or a Vice President and by the Treasurer of the Company setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated (including a description of the basis on which the Board of Directors of the Company made any determination hereunder), and shall promptly cause copies of such certificate to be mailed in the manner provided in Section 15 to the Holder of this Warrant. Notwithstanding the foregoing, if any such adjustment results in a change in the Exercise Price then in effect of 1% or more (positive or negative), then such adjustment, in lieu of any calculation by the Board of Directors of the Company, shall be made by the Company's independent certified public accountants.

      The adjustment set forth in the certificate furnished pursuant to Section 3.10(a) shall be final and binding unless, within 90 days after receipt thereof, the Majority Holders of the Warrants deliver to the Company a written statement of objection to such adjustment.

        In the event of any such statement of objection by such Majority Holders, the Company's accountants and a firm of independent public accountants selected by such Majority Holders shall attempt to prepare a computation in which both accountants concur. Any such joint computation shall be set forth in a joint certificate to each Holder of the Warrants and the Company and shall be final and binding.

        If the Company's accountants and such Majority Holders' accountants are unable to resolve their differences within 30 days after the receipt by the Company of such Majority Holders' statement of objection, then they shall submit the matter to a third firm of independent certified public accountants of nationally recognized standing agreed upon by such Majority Holders and the Company or, if such Majority Holders and the Company are unable to agree within 10 days after the expiration of such 30 day period, to such firm designated by the then president of the state society of certified public accountants for the state in which the Company maintains its principal place of business. Such third firm of accountants shall thereupon compute the amount of the adjustment and, upon completion of such computation, shall transmit its certificate to each Holder of the Warrants and the Company setting forth such computations, which shall be final and binding.

        Notwithstanding the foregoing, if requested by the Majority Holders, any determination of any adjustment under Sections 3.2 through 3.9 shall be determined by an investment banking firm or other nationally recognized appraisal firm (an "Appraiser") acceptable to the Majority Holders.

        The fees and expenses of all accountants or Appraiser referred to in this Section 3.10(b) shall be borne equally by the Company and the Majority Holders.

  MERGERS, CONSOLIDATIONS, SALES.

  In the case of a Major Capital Event, then, as a condition thereof, lawful and adequate provision shall be made whereby the Holder of this Warrant shall thereafter have the right to receive upon the basis and upon the terms and conditions specified herein and in lieu of the Warrant Shares, such shares of stock, securities or assets (including, without limitation, cash) as may (by virtue of such Major Capital Event) be issued or payable with respect to or in exchange for a number of outstanding shares of Common Stock equal to the number of Warrant Shares had such Major Capital Event not taken place, and in any such case, appropriate provisions shall be made with respect to the rights and interests of the Holder of this Warrant to the end that the provisions hereof (including, without limitation, provisions for adjustment of the Exercise Price) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon exercise of this Warrant. The Company shall not effect any such Major Capital Event, unless prior to or simultaneously with the consummation thereof, the successor entity (if other than the Company) resulting from such consolidation, merger, reorganization or reclassification or the entity purchasing such assets shall assume by written instrument executed and mailed or delivered to the Holder of this Warrant, the obligation to deliver to such Holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such Holder may be entitled to receive.

  DISSOLUTION OR LIQUIDATION.

  In the event of any proposed distribution of the assets of the Company in dissolution or liquidation except under circumstances when the foregoing Section 4 shall be applicable, the Company shall mail notice thereof in the manner provided in Section 15 to the Holder of this Warrant and shall make no distribution to stockholders until the expiration of 30 days from the date of mailing of the aforesaid notice and, in any such case, the Holder of this Warrant may exercise the purchase rights with respect to this Warrant within 30 days from the date of mailing such notice and all rights herein granted not so exercised within such 30-day period shall thereafter become null and void.

  NOTICE OF DIVIDENDS AND OTHER DISTRIBUTIONS.

  If the Company's Board of Directors shall declare any dividend or other distribution on its Common Stock, then the Company shall mail notice thereof in the manner provided in Section 15 to the Holder of this Warrant not less than 10 business days prior to the record date fixed for determining stockholders entitled to participate in such dividend or other distribution. The provisions of this paragraph shall not apply to distributions made in connection with transactions covered by Section 4.

  FRACTIONAL SHARES.

  Fractional shares shall not be issued upon the exercise of this Warrant, but in any case where the Holder hereof would, except for the provisions of this paragraph, be entitled to receive a fractional share upon the complete exercise of this Warrant, the Company shall, upon the exercise of this Warrant for the largest number of whole shares then called for, pay to the Holder of this Warrant a sum in cash equal to the Current Market Price of such fractional share.

  FULLY PAID STOCK; TAXES.

  The Company covenants and agrees that the shares of stock represented by each and every certificate for its Common Stock to be delivered on the exercise of the purchase rights and the payment of the applicable purchase price herein provided for shall, at the time of such delivery, be validly issued and outstanding and be fully paid and nonassessable. The Company further covenants and agrees that it will pay when due and payable any and all Federal, state and local issue taxes which may be payable in respect of this Warrant or any Common Stock or certificates therefore upon the exercise of the conversion or purchase rights herein provided for pursuant to the provisions hereof (but for all purposes excluding income or similar taxes). The Company shall not, however, be required to pay any tax which may be payable solely in respect of any transfer and delivery of stock certificates in a name other than that of the Holder exercising this Warrant, and any such tax shall be paid by such holder at the time of presentation.

  RESTRICTIONS ON TRANSFERABILITY.

  This Warrant and the Warrant Shares are not subject to any restrictions on transfer, other than the provisions of the Securities Act (or any similar Federal statute at the time in effect) and any applicable State securities laws in respect of the transfer of this Warrant or any Warrant Shares.

  ASSIGNMENT.

  This Warrant may be assigned either in whole or in part by surrender of this Warrant at the principal office of the Company (with the assignment or, as the case may be, partial assignment form at the end hereof duly executed). If this Warrant is being assigned in whole and the Holder hereof previously has not partially exercised this Warrant, then the assignee shall receive a new Warrant (registered in the name of such assignee or its nominee) which new Warrant shall cover the number of shares assigned and the aggregate Exercise Price applicable to such shares. If this Warrant is being assigned in part and the Holder hereof previously has not partially exercised this Warrant, then the assignor and assignee shall each receive a new Warrant (which, in the case of the assignee, shall be registered in the name of the assignee or its nominee), each of which new Warrants shall cover the number of shares not so assigned and the number of shares so assigned, respectively, and in each case setting forth the proportionate aggregate Exercise Price applicable to such shares. If this Warrant is being assigned in whole and the Holder previously has partially exercised this Warrant, then the assignee shall receive a new Warrant (registered in the name of such assignee or its nominee), which new Warrant shall cover the number of shares so assigned and set forth the proportionate aggregate Exercise Price applicable to such assigned shares. If this Warrant is being assigned in part and the Holder hereof previously has partially exercised this Warrant, then the assignor and assignee shall each receive a new Warrant (which, in the case of the assignee, shall be registered in the name of the assignee or its nominee), each of which new Warrants shall cover the number of shares not so assigned and in respect of which no such exercise has been made in the case of the assignor and the number of shares so assigned in the case of the assignee, and in each case setting forth the proportionate aggregate Exercise Price applicable to such shares.

  DEFINITIONS.

  All capitalized terms not defined herein shall have the respective meaning given to such term in the Loan Agreement. In addition to the terms defined elsewhere in this Warrant, the following terms have the following respective meanings:

  The term "Additional Shares of Common Stock" shall mean all shares of Common Stock issued by the Company after the Closing, except Common Stock issued upon exercise of the Company Options (as defined in the Merger Agreement) and the Warrants.

  The term "Certificate of Incorporation" shall mean the certificate of incorporation of the Company on file with the Secretary of State of the State of Delaware as of the date hereof, without further amendment or modification thereto.

  The term "Commission" shall mean the Securities and Exchange Commission, or any other Federal agency at the time administering the Securities Act.

  The term "Common Stock" as used herein shall include (a) the Company's common stock, $0.0001 par value, and (b) any other class of capital stock of the Company now or hereafter authorized, the right of which to share in distributions either of earnings or assets of the Company is without limit as to any amount or percentage; provided, however, the shares of Common Stock deliverable upon this Warrant shall include only Common Stock of the Company, $0.0001 par value per share, authorized on the date hereof and any class of Common Stock issued in substitution therefore.

  The term "Convertible Securities" shall mean shall mean (a) evidences of indebtedness, shares of stock or other securities, which are convertible into or exchangeable for Additional Shares of Common Stock, either immediately or upon the arrival of a specified date or the happening of a specified event and (b) stock appreciation rights, phantom stock rights or other rights with equity features whose value is based upon the value of the Common Stock.

  The term "Current Market Price" shall mean, at the date of determination thereof, an amount equal to the market price on the Business Day occurring most recently prior to the subject issuance of such shares of Common Stock (the "Issuance Date"). The market price for such business day shall be the last reported sale price on such day on the Nasdaq Global Market's National Market, as furnished by Nasdaq, or, if no sale takes place on such day on such system, the average of the last sales price on such day as officially quoted by Nasdaq, or, if such price per share of such shares of Common Stock at the time is not available from such system, the market price for such business day shall be the average of the reported closing bid and asked prices on such day in the over-the-counter market, as furnished by Nasdaq, or, if such price at the time is not available from such system, such price shall be determined in good faith by the Company's Board of Directors, which shall be evidenced by a notice setting forth such determination in reasonable detail (including computations and assumptions used) (the "CMP Computation Notice") to each Holder of the Warrants not later than 30 days after the issuance date of the Common Stock giving rise to such determination (the "CMP Computation Date") setting forth such determination and setting forth in detail the rights and procedures the Holders of the Warrants may take in the event the Majority Holders do not agree with the valuation set forth in the CMP Computation Notice, provided, that if the Majority Holders shall object to the valuation contained in the CMP Computation Notice in writing to the Company within 15 Business Days of the CMP Computation Date, then an Appraiser, the expenses of whom shall be paid by the Company, shall be selected by the Company and such Majority Holders (on behalf of all of the Holders of the Warrants and Warrant Shares as a class), or, if such Majority Holders and the Company are unable to agree upon the selection of an Appraiser within 10 Business Days of the date of the written notice from such Majority Holders to the Company objecting to the CMP Computation Notice, by the American Arbitration Association. Such Majority Holders and the Company shall be jointly responsible for engaging the Appraiser finally selected herein. The Appraiser appointed pursuant to the foregoing procedure shall be instructed to determine such value within 15 Business Days after the selection of such Appraiser, and any such determination made by the Appraiser shall be final and binding upon the parties. In the event that the Majority Holders do not object to the CMP Computation Notice within 15 Business Days after receiving the CMP Computation Notice, then the value shall be that which was determined solely by the Company's Board of Directors.

  The term "Exercise Date" shall mean a date on which this Warrant is exercised.

  The term "Holders" shall mean all of the Holders of the Warrants or Warrant Shares issued pursuant thereto and the term "Holder" shall mean any Holder of any Warrant or Warrant Shares issued pursuant thereto.

  The term "Major Capital Event" shall mean any (a) merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving the Company or any of its Subsidiaries and (b) any inquiry, proposal or offer to acquire in any manner, directly or indirectly, 15% or more of the total voting power or 15% or more of the outstanding shares of any class of equity securities of the Company or those of any of its Subsidiaries (whether directly from the Company or such Subsidiary, from a third party or otherwise), or 15% or more of the consolidated total assets (including, without limitation, equity securities of its Subsidiaries) of the Company, in each case other than (x) the transactions contemplated by the Merger Agreement or (y) a Sale of the Company.

  The term "Majority Holders" shall mean with respect to any Warrants, the Holders of a majority of such Warrants (determined by the number of Warrant Shares represented by each such Warrant as if exercised).

  The term "Sale of the Company" shall mean the sale (in a single transaction or a series of related transactions) of the Company to any third party or group of third parties pursuant to which such third party or group of third parties acquires in any manner, directly or indirectly, (a) 50% or more of the total voting power or 50% or more of the outstanding shares of any class of equity securities of the Company or those of any of its Subsidiaries (whether directly from the Company or such Subsidiary, from a third party or otherwise and whether by merger, consolidation, sale or transfer of equity securities, reorganization, recapitalization or otherwise), or (b) 50% or more of the consolidated total assets (including, without limitation, equity securities of its Subsidiaries) of the Company, in each case other than the transactions contemplated by the Merger Agreement.

  The term "Securities Act" shall mean the Securities Act of 1933, or any similar Federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

  The term "Warrants" as used herein shall refer to, collectively, this Warrant and all other warrants issued in exchange or substitution for this Warrant.

  The term "Warrant Shares" shall mean, as of the Exercise Date, a number of shares of Common Stock equal to (a) the Advances, divided by (b) the Exercise Price. The Company acknowledges that on the date hereof the Advances under the Loan Agreement are $1,781,900.09.

  LOST, STOLEN WARRANTS, ETC.

  In case this Warrant shall be mutilated, lost, stolen or destroyed, the Company may issue a new Warrant of like date, tenor and denomination and deliver the same in exchange and substitution for and upon surrender and cancellation of the mutilated Warrant, or in lieu of the Warrant lost, stolen or destroyed, upon receipt of evidence satisfactory to the Company of the loss, theft or destruction of such Warrant, and upon receipt of indemnity satisfactory to the Company. If the original Holder or any of its Affiliates is the owner of this Warrant at the time of it being lost, stolen or destroyed, then the affidavit of an authorized officer of such owner, setting forth the fact of such loss, theft or destruction and of its ownership of this Warrant at the time of such loss, theft or destruction shall be accepted as satisfactory evidence thereof and no further indemnity shall be required as a condition to the execution and delivery of a new Warrant other than the written agreement of such owner to indemnify the Company.

  WARRANT HOLDER NOT STOCKHOLDER.

  This Warrant does not confer upon the Holder hereof any right to vote or to consent or to receive notice as a stockholder of the Company, as such, in respect of any matters whatsoever, or any other rights or liabilities as a stockholder, prior to the exercise hereof as hereinbefore provided.

  EXERCISE OF REMEDIES.

  In the event that the Company shall fail to observe any provision contained in this Warrant, the Holder may enforce its rights hereunder by suit in equity, by action at law, or by any other appropriate proceedings in aid of the exercise of any power granted in this Warrant and, without limiting the foregoing, said Holder shall be entitled to the entry of a decree for specific performance and to such other and further relief as such court may decree.

  NOTICES.

  All communications provided for hereunder shall be in writing and delivered or mailed prepaid by registered or certified mail or overnight air courier, or by facsimile communication, addressed to the address of the Company or the Holder appearing on Section 10.3 of the Loan Agreement (in the case of the initial Holder of this Warrant) or such other address as the Company, such Holder or any subsequent Holder of this Warrant or any Warrant Shares may designate in writing.

  SEVERABILITY.

  Should any part of this Warrant for any reason be declared invalid, such decision shall not affect the validity of any remaining portion, which remaining portion shall remain in force and effect as if this Warrant had been executed with the invalid portion thereof eliminated, and it is hereby declared the intention of the parties hereto that they would have executed and accepted the remaining portion of this Warrant without including therein any such part, parts or portion which may, for any reason, be hereafter declared invalid.

  CERTAIN COVENANTS.

  So long as any of the Warrants are outstanding, if the Company is no longer subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), then the Company covenants and agrees to deliver promptly to the Holder:

      as soon as available and in any event within 90 days after the end of each fiscal year of the Company, a copy of the annual audited report for such fiscal year for the Company and its Subsidiaries, containing a consolidated balance sheet of the Company and its Subsidiaries as of the end of such fiscal year and the related consolidated statements of income, stockholders' equity and cash flows (together with all footnotes thereto) of the Company and its Subsidiaries for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and reported on by its independent public accountants (without any qualification or exception as to scope of such audit) to the effect that such financial statements present fairly in all material respects the financial condition and the results of operations of the Company and its Subsidiaries for such fiscal year on a consolidated basis in accordance with GAAP and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;

      as soon as available and in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Company, an unaudited consolidated balance sheet of the Company and its Subsidiaries as of the end of such fiscal quarter and the related unaudited consolidated statements of income and cash flows of the Company and its Subsidiaries for such fiscal quarter and the then elapsed portion of such fiscal year, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of Company's previous fiscal year; and

      with respect to the financial statements called for in Sections 17(a) and (b), an instrument executed by the chief financial officer of the Company on its behalf certifying that such financial statements fairly present in all material respects the financial condition of the Company and its Subsidiaries and their results of operation for the periods specified therein.

  AMENDMENTS OF WARRANTS; SURVIVAL.

  Any provision of this Warrant may be amended, discharged or terminated by a written instrument signed by the Company and the Majority Holders. Notwithstanding anything contained in the foregoing to the contrary, Sections 8, 13, 14, 16, 17, 18, 21, 22 and 23 shall survive termination of this Warrant.

  SUCCESSORS AND ASSIGNS.

  This Warrant shall be binding upon each of Company and the Holder of this Warrant and each of their respective successors and assigns.

  CAPTIONS.

  The descriptive headings of the various sections of this Warrant are for convenience only and shall not affect the meaning or construction of the provisions hereof.

  GOVERNING LAW.

  This Warrant shall be governed by and construed in accordance with the laws of the State of Delaware (without giving effect to choice of law principles).

  SUBMISSION TO JURISDICTION.

  (a) The Company hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the State of Illinois sitting in Chicago and of the United States District Court of the Northern District of Illinois, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Warrant, or for recognition or enforcement of any judgment, and the Company hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Illinois State or, to the extent permitted by law, in such Federal court. The Company agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Holder or the Company may otherwise have to bring any action or proceeding relating to this Warrant against the Company or its properties or the Holder, as the case may be, in the courts of any jurisdiction.

  (b) The Company hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Warrant in any court referred to in Section 22(a). The Company irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

  (c) The Company irrevocably consents to service of process in the manner provided for notices in Section 10.3 of the Loan Agreement. Nothing in this Warrant will affect the right of the Company or the Holder to serve process in any other manner permitted by law.

  WAIVER OF JURY TRIAL.

THE COMPANY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS WARRANT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).

IN WITNESS WHEREOF, Varsity Group Inc., has caused this Warrant to be signed by its President and to be dated this 22nd day of February, 2008.

VARSITY GROUP INC.

By: /s/ James Craig

Name: James Craig

Its: CEO, President and CFO